EXHIBIT 10.28

YUM! BRANDS, INC.
COMPENSATION RECOVERY POLICY
AMENDED AND RESTATED JANUARY 1, 2015
The YUM! Brands, Inc. Compensation Recovery Policy, as amended and restated (“Policy”), will apply to equity awards made on or after January 1, 2015 and annual bonus awards for years after calendar year 2014; provided, however, that with respect to bonus awards, this Policy shall apply only to the extent the applicable bonus plan does not contain recovery provisions. This Policy is in addition to any recovery or recoupment provisions contained in the Yum! Brands, Inc. 1999 Long-Term Incentive Plan (or any successor thereto, the “Incentive Plan”) or any awards thereunder.

Definitions
“Awards” means, collectively, annual bonus awards, including cash awards, and equity awards.

“Committee” means the Management and Development Committee of the Board of Directors of the Company.

“Company” means, Yum! Brands, Inc.

“Executive Officer” means any executive officer of the Company, including the Named Executive Officers determined pursuant to 17 CFR 229.402.

“Financial Restatement Misconduct” means fraudulent or illegal conduct or omission that is knowing or intentional. For purposes of the foregoing, no conduct or omission shall be deemed “knowing” by an individual unless done, or omitted to be done, by the individual not in good faith and without reasonable belief that the individual’s action or omission was in the best interest of the Company and/or its Subsidiaries.

“Misconduct” means (i) use for profit or disclosure to unauthorized persons, confidential information or trade secrets of the Company or any Subsidiary, (ii) breach of any contract with or violation of any fiduciary obligation to the Company or any Subsidiary; (iii) violation of a Company or Subsidiary policy, (iv) any other conduct that is otherwise injurious to the Company or any Subsidiary, or (v) in the case of Executive Officers, conduct that results in significant financial or reputational harm to the Company or any Subsidiary or contributes to the use of inaccurate metrics in the calculation of performance awards.

“Performance Award” means any Award that is made, vests or is payable based on the results of the Company’s financial statements.

“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

Misconduct Recovery

If the Committee determines, in its sole discretion, that an individual has engaged in Misconduct, the Committee may terminate all of the individual’s outstanding Awards and, in such case, the individual shall forfeit all rights to any such Awards (to the extent not otherwise exercised or paid), whether or not vested.

Financial Restatement Recovery-Non-Executive Officers

In the event of any material restatement of the Company’s financial statements, the following will apply only to any individual who is not an Executive Officer:

(a)    the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Awards of any individual if an Executive Officer’s Financial Restatement Misconduct completely or partially caused the restatement and the individual would unfairly profit if the cancellation, rescission, suspension, withholding or other limitation or restriction did not occur, as determined by the Committee;

(b)    and if the restatement is completely or partially caused by an Executive Officer’s Financial Restatement Misconduct, any exercise or payment under or with respect to any Award of any individual occurring within 12 months after the restated year (or other restated period) may be rescinded by the Committee if the Committee concludes that the individual’s repayment is necessary to prevent the individual in question from unfairly benefitting from such exercise or payment following the restatement.

Any rescission pursuant to paragraph (b) shall be effective only if the Committee notifies the individual of the rescission no later than one year after the restated financial statements are issued and, in the case of paragraph (b) only if the Committee reasonably determines that, prior to the time the Award was exercised or paid, the individual subject to the rescission both (1) knew or should have know of the inaccuracy of the financial restatements that were restated and (2) knew or should have know that the inaccuracy was caused by Financial Restatement Misconduct. In the event of any rescission, the individual (regardless of whether then employed) shall pay to the Company the amount of any gain realized as a result of the rescinded exercise or payment (determined as of the time of exercise or payment), in such manner and on such terms and conditions as may be required by the Company, provided that the Company shall be entitled to set-off against the amount of any such gain any amount owed to the individual by the Company or any Subsidiary.

Financial Restatement Recovery-Executive Officers

In the event of any material restatement of the Company’s financial statements, the following will apply only to any individual who is an Executive Officer:

(a)
the Committee shall recover or cancel any such Performance Awards which were awarded as a result of achieving performance targets that could not have been met under the restated results, provided that the restatement occurs prior to the end of the three year period following the performance period applicable to such Performance Awards; and.

(b)	any exercise or payment under or with respect to any Award of an Executive Officer occurring within 12 months after the restated year (or other restated period) shall be rescinded by the Committee.

Any rescission pursuant to paragraph (b) shall be effective only if the Committee notifies the individual of the rescission no later than one year after the restated financial statements are issued. In the event of any rescission, the Executive Officer (regardless of whether then employed) shall pay to the Company the amount of any gain realized as a result of the rescinded exercise or payment (determined as of the time of exercise or payment), in such manner and on such terms and conditions as may be required by the Company, provided that the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Executive Officer by the Company or any Subsidiary.

General Recovery Principles

•	Any cancellations, rescissions, suspensions, withholdings, limitations or restrictions on Awards or recoveries shall be permitted or required only to the extent permitted under applicable law.

•	The Committee may determine or reduce the amount of any recovery or repayment based on such factors as the Committee determines in its sole discretion to be relevant.

•
The provisions of this Policy shall not apply to any reductions in Awards made after a Change in Control (as defined in the Incentive Plan) to the extent that Awards were granted before a Change in Control.

Administration. The Committee will administer this Policy and have the full authority and discretion necessary to accomplish its purpose. Any decision by the Committee with respect to this Policy shall be final and binding on all persons.